Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement Nos. 333-158662, 333-158660, 333-63678, 333-63676, 333-37636, 333-50495 and 333-202554 on Form S-8 and Nos. 333-188367, 333-109002 and 333-142672 on Form S-3 of our reports dated February 27, 2017, relating to the consolidated financial statements of Crane Co. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Stamford, CT
February 27, 2017